Exhibit 10.1

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

(James H. Reinhart)

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of March 15, 2018 (“Effective Date”), by and among QTS Realty Trust, Inc., a Maryland corporation (together with any successor general partner of the Operating Partnership (the “Company”), QualityTech, LP, a Delaware limited partnership (the “Operating Partnership”), Quality Technology Services, LLC, a Delaware limited liability company and an affiliate of the Company (the “Employer”) and James H. Reinhart, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, the Company, the Operating Partnership, the Employer and the Executive have entered into that certain Employment Agreement, effective April 3, 2017 (the “Employment Agreement”), and;

WHEREAS, Executive’s employment with the Company will terminate effective March 31, 2018 (“Termination Date”) without Cause, as defined in the Employment Agreement, and;

WHEREAS, pursuant to the Employment Agreement, Executive will receive (i) all Accrued Obligations in a lump sum in cash within twenty (20) days after the Termination Date; (ii) in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date, an amount equal to one (1) year of Executive’s Base Pay plus the Target Bonus as in effect on the Termination Date; (iii) if Executive elects COBRA coverage, reimbursement by the Employer for his premiums for such coverage for a period of eighteen (18) months following the Termination Date; and (iv) reimbursement by the Employer of outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one (1) year following the Termination Date, and;

WHEREAS, the parties now desire to amend the Employment Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

1.                                            Amendments

(a) Section 4.3.2 (d) of the Employment Agreement shall be amended to read as follows:

“(d) If not previously vested in full, the Equity Awards and any other equity awards granted to Executive that otherwise would vest during the then-current term of this Agreement (whether the initial term or any renewal term) shall continue to vest from the Termination Date until the then-current term of the Agreement shall expire (March 31, 2019) (“Complete Vest Date”). Further, Executive shall have ninety (90) days from the Complete Vest Date in which to exercise any Options that he holds. Any Equity Award or any other equity awards that do not vest by the Complete Vest Date shall be forfeited.

2.                                            Employment Agreement Unchanged. Except as otherwise specifically set forth herein, the provisions of the Agreement shall continue in full force and effect in accordance with their terms.

3.                                            Governing Law. This Amendment, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Kansas, but not including the choice-of-law rules thereof.

COMPANY

QTS Realty Trust, Inc.

By:	/s/ Shirley E. Goza
Name: Shirley E. Goza
Title: General Counsel & Secretary

OPERATING PARTNERSHIP

QualityTech, LP

By: QTS Realty Trust, Inc., General Partner

By:	/s/ Shirley E. Goza
Name: Shirley E. Goza
Title: General Counsel & Secretary

EMPLOYER

Quality Technology Services, LLC

By:	/s/ Shirley E. Goza
Name: Shirley E. Goza
Title: General Counsel & Secretary

EXECUTIVE

By:	/s/ James H. Reinhart
Name: James H. Reinhart

3/15/2018
Date Signed